Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm), as it relates to IES Utilities Inc., included in or made part of this registration statement.


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
January 12, 2001